RIDER TO COLLATERAL LOAN AGREEMENT
                               AND PROMISSORY NOTE

In the event of any conflict between the provisions of this Rider, which applies to the Banca della Rete $300,000.00 tranche only, and the provisions of a Collateral Loan Agreement and Promissory Note [the "Agreement] between Mercatus & Partners, Ltd. ["Lender"] and AccuPoll ["Borrower"], the provisions of this Rider shall control. In all other respects, the provisions of the Collateral Loan Agreement and Promissory Note shall remain in full force and effect.

PARAGRAPH 1.D. OF THE COLLATERAL LOAN AGREEMENT AND PROMISSORY NOTE IS DEEMED AMENDED AS FOLLOWS:

     d. TERM. The term of the Loan shall be two [2] years from the date last entered below [the "Term"] unless Borrower avails itself of the non-default option of Rider paragraph 1.h. below.

PARAGRAPH 1.F. OF THE COLLATERAL LOAN AGREEMENT AND PROMISSORY NOTE IS DEEMED AMENDED AS FOLLOWS:

     f. PAYMENTS. Borrower promises to pay to Lender in accordance with Exhibit I, or at such place as Lender may from time to time designate in writing, the principal amount of the Loan in one single payment. Said payment shall be made on the final day of the Term by wire transfer, in lawful money of the United States and shall be free from set off, deduction, or counterclaim of any kind.

PARAGRAPH 1.H. OF THE COLLATERAL LOAN AGREEMENT AND PROMISSORY NOTE IS DEEMED AMENDED AS FOLLOWS:

     h. SECURITY. The Loan Tranche shall be secured by the Borrower's delivery to Lender of the convertible preferred stock in the amount and manner set forth in Exhibit III, attached hereto [the "Collateral Stock"]. The Collateral Stock shall be held as collateral as long as there is any principal outstanding under the terms of this Agreement. Upon satisfaction of the principal repayment under the terms of the Agreement, the Lender shall cause the stock to be promptly returned to the Borrower. The Stock shall constitute the entire collateral used to secure the Loan, and the Lender shall be limited to liquidation of the Stock upon an Event of Default [as per 1.i. below]. The Lender shall have no recourse to other assets of the Borrower [i.e., this Loan is "non-recourse" as to any other assets of the Borrower]. The Lender hereby warrants that upon satisfaction of the terms of this Agreement, the Stock will be returned to the Borrower without liens or encumbrances as soon as is practicable.

PARAGRAPH 1.H. OF THE COLLATERAL LOAN AGREEMENT AND PROMISSORY NOTE IS DEEMED AMENDED BY THE FOLLOWING ADDITIONAL FINAL PARAGRAPH:

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     If the Borrower does not terminate Lender's custody of the Collateral Stock during the entire Term, then the Lender shall forgo [or forgive] the principal repayment at the end of the Term, and return the Collateral Stock to Borrower as soon as practicable thereafter. However, the Borrower, at its sole option, and not later than ten [10] business days prior to the end of the Term, shall have the right to request that the Lender maintain custody of the Collateral Stock and use its best efforts to obtain an additional Loan. The terms and conditions of that loan will be specified in a Rider to this Agreement.

PARAGRAPH 3 OF THE COLLATERAL LOAN AGREEMENT AND PROMISSORY NOTE IS DEEMED AMENDED AS FOLLOWS

3.   CLOSING

The closing shall take place on the later of: (i) Borrower's delivery of a properly executed Agreement; or (ii) the delivery of the Collateral Stock to Lender or its designee.

PARAGRAPH 5 OF THE COLLATERAL LOAN AGREEMENT AND PROMISSORY NOTE IS DEEMED AMENDED AS FOLLOWS:

5.   USE OF THE STOCK

The Lender shall use its best efforts to provide the Loan for the Borrower. In obtaining the Loan, the Lender will use the Collateral Stock as collateral but will not remove the Collateral Stock from the European Custodial Account specified in Exhibit I-II, nor will the Lender allow a change in control of the Collateral Stock, other than in accordance with this Agreement.

PARAGRAPH 12 OF THE COLLATERAL LOAN AGREEMENT AND PROMISSORY NOTE IS DEEMED AMENDED AS FOLLOWS:

12.  BINDING EFFECT

This Agreement binds, and shall inure to the benefit of, the parties and their respective successor and assigns. If any provision of this Agreement shall be adjudicated invalid, illegal, or unenforceable by a court of competent jurisdiction to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be effected thereby and shall be enforced to the fullest extent permitted by law.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Rider as of the day and year last below written.

         ACCEPTED ON BEHALF OF THE LENDER:

By:

                  Cary Masi

Title:            Chief Executive Officer

Date:

         ACCEPTED ON BEHALF OF BORROWER:

By:

Title:

Date: